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                                                               EXHIBIT (a)(1)(H)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED JANUARY 29, 2001, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF ESR ACQUISITION CORPORATION BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                  XIRCOM, INC.
                                       AT
                               $25 NET PER SHARE
                                       BY

                          ESR ACQUISITION CORPORATION
             A DIRECT WHOLLY-OWNED SUBSIDIARY OF INTEL CORPORATION

     ESR Acquisition Corporation, a Delaware corporation ("Purchaser") and direct wholly-owned subsidiary of Intel Corporation, a Delaware corporation ("Intel"), is offering to purchase any and all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Xircom, Inc., a California corporation (the "Company"), at $25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 29, 2001, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
 FRIDAY, MARCH 2, 2001, UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO
      THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser, Intel and the Company, including (i) there being validly tendered and not withdrawn, or otherwise beneficially owned by Intel or Purchaser, prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the outstanding Shares on a fully diluted basis (including for purposes of the Offer all Shares issuable upon exercise of all vested Company stock options and unvested Company stock options that vest, or upon consummation of the Offer will vest, prior to May 15, 2001) (the "Minimum Condition"), (ii) the receipt by Purchaser, Intel and the Company of certain governmental and regulatory approvals set forth in the Offer to Purchase, and (iii) compliance by the Company with certain financial and business criteria. The Offer is not conditioned on obtaining financing.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 15, 2001 (the "Merger Agreement"), by and among Intel, Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Intel (the "Merger"). On the effective date of the Merger, each outstanding Share (except for Shares owned by the Company, Intel or Purchaser, or any subsidiary of Intel, and Shares held by dissenting shareholders exercising their appraisal rights under the California Corporations Code, to the extent such rights apply) will be cancelled and extinguished and converted into the right to receive $25 in cash (or any greater amount per Share paid pursuant to the Offer), without interest. According to the Company, as of January 12, 2001, there were issued and outstanding 29,921,232 shares and options to acquire approximately 7,760,624 shares. Intel and Purchaser have entered into a Tender and Voting Agreement with one of the
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shareholders of the Company (the "Tendering Shareholder") who beneficially owns
674,333 Shares, representing approximately 2.3% of the issued and outstanding Shares. Pursuant to this Tender and Voting Agreement, the Tendering Shareholder has agreed, provided the Merger Agreement has not been terminated, to tender to Purchaser substantially all Shares beneficially owned by such Tendering Shareholder and vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby. In addition, Intel currently holds 1,868,530, or approximately 6.2%, of the issued and outstanding Shares.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE AT A PRICE
 AND ON TERMS THAT ARE ADEQUATE AND ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RESOLVED TO RECOMMEND THAT SHAREHOLDERS OF THE
               COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to Citibank, N.A., as depositary (in such capacity, the "Depositary"), of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Under no circumstance will interest be paid by Purchaser on the purchase price of the Shares accepted for payment, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, March 2, 2001, unless and until Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, subject to the terms of the Merger Agreement, at any time or from time to time and regardless of whether or not any of the events set forth in Section 18 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby postpone acceptance for payment of any Shares by giving oral or written notice of such extension to the Depositary, and (ii) amend the Offer in any other respect permitted under the Merger Agreement by giving oral or written notice of such amendment to the Depositary. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. Except as set forth in the Merger Agreement, there can be no assurance that Purchaser will extend the Offer. Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain tendered, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

     Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). Rule 14d-11 provides, among other things, that in order to provide a Subsequent Offering Period, Purchaser must accept and promptly pay for all Shares tendered during the Offer, and Purchaser must accept and promptly pay for Shares as they are tendered in the Subsequent Offering Period. Shareholders will not have withdrawal rights during a Subsequent Offering Period. Purchaser does not currently intend to provide a Subsequent Offering Period, although it has reserved the right to do so in the Merger Agreement. If Purchaser elects to provide a Subsequent Offering Period, it will publicly announce its decision in a manner reasonably calculated to inform shareholders sufficiently in advance of the Expiration Date.

     Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the offer price,

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(ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer to broaden their scope, (vi) extend the Offer except as permitted by the terms of the Merger Agreement, (vii) amend the Minimum Condition or (viii) amend any other term of the Offer in a manner adverse to the holders of the Shares.

     The receipt by a shareholder of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after March 30, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for the purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

 THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION
  WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005
                          Call Collect: (212) 269-5550
                         Call Toll-Free: (800) 628-8528

January 29, 2001

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